UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 14, 2021
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FEDERAL HOME LOAN BANK OF SAN FRANCISCO
(Exact name of registrant as specified in its charter)
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Federally chartered corporation	000-51398	94-6000630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
333 Bush Street, Suite 2700
San Francisco, CA 94104
(Address of principal executive offices, including zip code)
(415) 616-1000
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
__________________
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
—	—	—
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 14, 2021, the Federal Housing Finance Agency (Finance Agency) informed the Bank of its nonobjection to the Board-approved 2021 performance goals, qualifiers, and award scales under the Bank's Executive Incentive Plan (EIP). The EIP is an incentive plan established by the Board for senior executive officers (excluding the interim chief financial officer and the chief audit executive) under which participants are eligible to receive an annual total incentive award (Annual Award) for the achievement of performance goals for designated performance periods. Under the EIP, any Annual Award for the 2021 performance period would vest in two parts: 50% of the Annual Award (Year-End Award) would vest on the last day of 2021 subject to, among other things, the achievement of the 2021 performance goals and 2021 qualifiers and the participant receiving a satisfactory performance rating for the 2021 performance period; and the remaining fifty percent (50%) of the Annual Award would vest at the end of a 3-year deferral period (Deferred Award) subject to, among other things, the satisfaction of the 2021 qualifiers and the participant receiving a satisfactory performance rating for the 3-year deferral period.
Performance goals and qualifiers are the factors established annually by the Board for each performance period and taken into consideration in determining the amount of an Annual Award. Under the EIP, the 2021 performance period goals for the Year-End Award and Deferred Award relate to: risk management; franchise enhancement; community investment; and diversity, equity, and inclusion.
The 2021 qualifiers under the EIP are: (i) no submission of material information to a regulatory or a reporting agency is significantly past due; (ii) the Bank makes sufficient progress, as determined by the Board, in the timely remediation of significant examination, monitoring, and other supervisory findings; (iii) no material risk management deficiency exists at the Bank; (iv) no operational errors or omissions result in material revisions to the financial results, information submitted to the Finance Agency, or data used to determine incentive payouts; (v) the Bank has sufficient capital to pay dividends and the ability to repurchase member stock.
For 2021, the achievement levels are: Minimum (the minimum level of performance that must be achieved for any awards to be paid); Meets (performance that is expected under the Bank’s EIP ); and Maximum (a most optimistic level of performance that substantially exceeds expected performance). If the total weighted achievement level of the Bank’s performance goals and individual goals is between Minimum and Maximum, the range of Annual Awards for the participants (other than the chief executive officer) as a percentage of base salary would be 40% to 85%, and for the chief executive officer, 50% to 100% (Award Levels).
The EIP provides that the total incentive award payout in a particular year (i.e., the sum of the earned and vested Year-end Award plus the vesting three year Deferred Award (awarded three years prior) and interest credited to the vesting three year Deferred Award) shall not exceed the participant’s year-end base salary as of the end of the year prior to the payout.
The amount of the Annual Award may be modified at the Board’s discretion to account for individual performance that is not captured in the participant’s individual goals, whether positive or negative, by applying an award multiplier to the Award Level (100% being no modification), but in no event shall this result in an Award Level that is less than the Minimum achievement level nor greater than the Maximum achievement level.
On June 16, 2021, the Finance Agency informed the Bank of its nonobjection to the compensation adjustments and performance awards for Elena Andreadakis, chief administrative officer, and Gregory A. Ward, chief risk officer. In accordance with the compensation adjustments, Ms. Andreadakis’ 2021 base salary is $495,000 and Mr. Ward’s 2021 base salary is $460,000, both effective

January 1, 2021. The performance awards for the 2021 performance year are up to $60,000 for Ms. Andreadakis and up to $25,000 for Mr. Ward, and for the 2022 performance year, up to $40,000 for Ms. Andreadakis and up to $20,000 for Mr. Ward. The performance awards will be offered and paid out in addition to any award received as part of the EIP. The performance awards are at the discretion of the Bank’s president and chief executive officer and based upon the officer’s specific individual goals and contributions during the relevant performance year. Any payout of the performance awards is subject to Finance Agency review and nonobjection.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of San Francisco

Date: June 21, 2021	By:	/s/ Teresa Bryce Bazemore
Teresa Bryce Bazemore President and Chief Executive Officer